Exhibit 99.1

McGrath RentCorp Announces Results for Second Quarter 2012

Rental revenues increase 6%
EPS decreases 9% to $0.42 for the Quarter

LIVERMORE, Calif.--(BUSINESS WIRE)--July 31, 2012--McGrath RentCorp (NASDAQ:MGRC) (the “Company”), a diversified business to business rental company, today announced revenues for the quarter ended June 30, 2012, of $83.8 million, an increase of 5%, compared to $79.5 million in the second quarter of 2011. The Company reported net income of $10.5 million, or $0.42 per diluted share for the second quarter of 2012, compared to net income of $11.4 million, or $0.46 per diluted share, in the second quarter of 2011.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Although Company-wide rental revenues increased 6% from a year ago, we had a disappointing 9% drop in EPS for the quarter, primarily related to lower than projected rental revenues for our tank and box rental business. While Adler rental revenues grew over last year’s second quarter by 16%, they fell well below our expectations. We experienced more equipment returns in the second quarter in the Northeast related to the reduction in dry natural gas production, as well as slower than anticipated redeployment of earlier off-rent gas field assets. Additionally, although our electronics and modular rental bookings and billings were in line with our expectations for the quarter, we experienced lower used and new equipment sales, and related gross profit, in both businesses from a year ago negatively impacting EPS. Finally, also contributing to the decline in year over year EPS were higher SG&A costs, primarily related to employee, IT software and hardware, and facilities infrastructure costs, as well as higher interest expense, and a higher diluted share count. It’s important to note that a significant amount of the increased SG&A costs relate to staffing and facility infrastructure supporting rental revenue growth for both Adler Tank Rentals and Mobile Modular Portable Storage. Overall, our SG&A spend for the quarter was in line with our 2012 plans.

TRS-RenTelco, our electronic test equipment division, rental revenues for the quarter increased by $1.3 million, or 6% to $24.9 million from a year ago. Divisional income from operations increased by 6%, or $0.5 million to $8.4 million. Although gross profit on equipment sales was down by $0.8 million, due to $1.9 million lower equipment sales revenues, income from operations benefited from lower depreciation, laboratory and direct SG&A costs as a percentage of rental revenues from a year ago. TRS-RenTelco continues to leverage its highly skilled, efficiency-driven and tenured work force in producing strong operating metrics.

Adler Tank Rentals, our tank and box division, rental revenues increased 16% to $16.0 million for the quarter, from $13.8 million a year ago. Gross profit increased 10% to $12.7 million. The lower percentage increase in gross profit compared to rental revenues is primarily related to higher depreciation and inventory center costs as a percentage of rental revenues. However, divisional income from operations for the quarter decreased by 6% from a year ago to $7.4 million. The reduction in income from operations was due to 43% higher SG&A expenses for the quarter compared to the same period in 2011. The higher SG&A expenses are chiefly due to increased bad debt expense, a higher allocation of corporate overhead expense as Adler’s total revenues continue to grow at a faster rate than our other rental businesses, and employee and facility related expenses associated with growing our tank and box rental business.

Division-wide Adler rental equipment utilization declined to 68% at the end of the second quarter 2012; this was primarily related to continuing weakness in the production of dry gas in the Northeast. This is reflected in our 21,000 gallon (21K) frac tank utilization during the second quarter of 57% within the Marcellus shale region, as compared to 78% outside of the region. We have a significant number of off-rent 21K frac tanks in the Marcellus. To date, we have elected to move limited quantities of this equipment to other regions due to a favorable number of rental opportunities for this equipment within the greater Northeast region, coupled with our desire to minimize long-distance transportation expenses in the redeployment of these rental assets. As a result, we have continued to build new rental equipment to meet demand in our markets outside of the greater Northeast region, with that equipment being absorbed into a variety of end markets. With these current market dynamics, despite the significant reduction in division wide utilization over the past few quarters, rental revenues have remained relatively flat. This is further reflected in having approximately the same level of equipment on rent at the end of the second quarter of 2012 of $153 million, as compared to $157 million on rent at the end of the third quarter of 2011, our highest ending quarter utilization to date at 91%.

Adler’s mix of year over year rental revenues for the second quarter of 2012 compared to the same period in 2011 reflects fracking related rentals decreasing from approximately 35% to 23%, and with a 16% increase in overall rental revenues as mentioned earlier. Although division-wide utilization is considerably lower than we had projected for 2012, it is primarily related to a single end market, in one region of the country. In fact, during the second quarter, first month’s rent bookings increased 16% from the second quarter of 2011, and was Adler’s highest quarterly booking level ever. We believe the anticipated shortfall in our results for Adler in 2012 is a near-term dynamic that will resolve itself in the quarters ahead. Keep in mind that we are still in the early stages of ramping the Adler geographic footprint and customer following. We have every confidence that we will continue to grow favorably in the future.

Modular division rental revenues for the quarter were relatively flat at $19.5 million from a year ago. Rental revenues grew by 8% year over year in our markets outside of California; however, they declined by 7% within the state. California continues to be plagued by fiscal and budgetary challenges. Year over year income from operations decreased by 29% from a year ago to $3.7 million; however, modular rental operations gross profit declined only 3%. The higher percentage reduction in income from operations was due primarily to higher SG&A expenses associated with the continued expansion of our portable storage rental business and divisional employee costs, as well as lower gross profit on modular equipment sales. Modular division utilization for the quarter was down slightly to 66% from 67% a year ago. Finally, we had a 33% increase in first month’s rent bookings for modular buildings during the second quarter compared to a year ago. This was our highest booking quarter since before the Great Recession.

On the strategic initiative front, having slugged its way through the Great Recession over the past few years, our portable storage rental business continues to perform favorably in building its customer following and rental bookings. We are beginning to realize critical mass in our installed base of customers in some of the markets in which we operate. We still have ample room to grow rental revenues within the current cost structure. We believe that we have an excellent opportunity to become a meaningful player in the portable storage rental industry. In early July, we made the decision to exit from the environmental test equipment rental business either through a sale of the business or winding it down over the next few quarters. Creating a profitable business model with the potential to become a meaningful contributor to overall Company earnings was elusive. This was primarily related to the extremely short average rental term of less than one month that is the norm for the environmental test equipment rental industry today. We are committed to rental businesses in our portfolio that can produce healthy margins and can be scaled materially over time.

In summary, our tank and box rental business continues to perform well, except for significantly lower business activity in the dry gas areas of the Marcellus. We believe that our current off-rent inventory of 21K frac tanks in this region will be favorably absorbed into both existing and new geographic markets in the quarters ahead. Our electronics business is continuing to produce very strong results, and our modular rental business has stabilized, with favorable booking levels during the quarter. Our reduction in guidance range is primarily a result of lower than projected Adler rental revenues in the Northeast to date, and our reduced outlook of this region for the remainder of 2012.”

All comparisons presented below are for the quarter ended June 30, 2012 to the quarter ended June 30, 2011 unless otherwise indicated.

MOBILE MODULAR

For the second quarter of 2012, the Company’s Mobile Modular division reported a 29% decrease in income from operations to $3.7 million. Rental revenues decreased 1% to $19.5 million and other direct costs decreased 5% to $5.7 million, which resulted in a decrease in gross profit on rental revenues of $0.1 million to $10.3 million. Sales revenues decreased 50% to $2.1 million with gross profit on sales revenues decreasing 58% to $0.5 million, primarily due to lower margins on new and used equipment sales. Selling and administrative expenses increased 6% to $8.3 million primarily as a result of higher facility rent expense and higher salary and benefit costs, primarily related to the expansion of our portable storage growth initiative.

TRS-RENTELCO

For the second quarter of 2012, the Company’s TRS-RenTelco division reported a 6% increase in income from operations to $8.4 million. Rental revenues increased 6% to $24.9 million. The increase in rental revenues together with a 1% decrease in depreciation to $9.3 million and a 6% decrease in other direct costs to $3.4 million, resulted in an increase in gross profit on rental revenues of 16% to $12.2 million. Sales revenues decreased 30% to $4.5 million with gross profit on sales decreasing 27% to $2.3 million, primarily due to higher gross margins on used equipment sales revenues in the second quarter of 2012. Selling and administrative expenses increased 3% to $6.4 million primarily due to increased salary and benefit costs.

ADLER TANKS

For the second quarter of 2012, the Company’s Adler Tanks division reported a 6% decrease in income from operations to $7.4 million. Rental revenues increased 16% to $16.0 million, which resulted in an increase in gross profit on rental revenues of 7% to $11.5 million. Rental related services revenues increased 45% to $4.1 million, with gross profit on rental related services increasing 28% to $1.0 million. Selling and administrative expenses increased 43% to $5.3 million, primarily due to higher bad debt expense, higher allocated corporate expenses as Adler’s revenue grew at a higher rate compared to our other business segments and higher salary and benefit costs to support the continued expansion of Adler’s operations.

OTHER HIGHLIGHTS

  Debt increased $15.9 million during the quarter to $308.0 million, with the Company’s funded debt (notes payable) to equity ratio increasing from 0.85 to 1 at March 31, 2012 to 0.89 to 1 at June 30, 2012. As of June 30, 2012, the Company had capacity to borrow an additional $222.0 million under its lines of credit.
  Dividend rate increased 2% to $0.235 per share for the second quarter of 2012 compared to the second quarter of 2011. On an annualized basis, this dividend represents a 3.6% yield on the July 30, 2012 closing price of $26.35.
  Adjusted EBITDA increased 1% to $38.5 million for the second quarter of 2012 compared to second quarter of 2011. At June 30, 2012, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.88 to 1 compared to 1.78 to 1 at March 31, 2012. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company revises its previous 2012 full-year earnings guidance range of $2.02 to $2.12 to an updated range of $1.70 to $1.85 per diluted share.

For the full-year 2012, the Company expects approximately 4% to 6% growth in rental operations revenues over 2011 and gross profit from sales to be approximately 10% to 15% lower than 2011. Rental equipment depreciation expense is expected to increase to between $65 and $66 million, driven by rental fleet growth. Selling and administrative costs are expected to increase to between $84 and $86 million to support business growth, and continued investment in Adler Tanks and our portable storage initiative. Full year interest expense is forecasted to be approximately $9 million. The Company expects the 2012 effective tax rate to be 39.2% and the diluted share count to be approximately 25.2 million shares. These forward-looking statements reflect McGrath RentCorp’s expectations as of July 31, 2012. Actual 2012 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland, Virginia and Washington, D.C. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today in the Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Southern California, Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
Environmental Test Equipment – www.TRS-Environmental.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of July 10, 2012, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on July 31, 2012 to discuss the second quarter 2012 results. To participate in the teleconference, dial 1-877-941-1427 (in the U.S.), or 1-480-629-9664 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4549057.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: growth in the portable storage business, the exit from the environmental test equipment rental business, the shortfall in Adler Tank Rentals’ results will resolve itself in quarters ahead, the future growth potential of Adler Tank Rentals, the absorption of current off-rent 21K frac tanks in the Northeast region of Adler Tank Rentals and the statements under the heading “Financial Guidance.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the effect of a recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers’ need and ability to rent our products, and the Company’s ability to access additional capital in an uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; the risk of security breaches of our information technology systems; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate those acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-Q for the quarter ended June 30, 2012 filed with the SEC on July 31, 2012 and in our Form 10-K for the year ended December 31, 2011 filed with the SEC on February 29, 2012, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2012	2011	2012	2011

REVENUES
Rental	$60,389	$57,118	$119,909	$111,144
Rental Related Services	11,028	9,387	21,693	17,879
Rental Operations	71,417	66,505	141,602	129,023
Sales	11,830	12,489	19,936	22,423
Other	518	515	1,156	1,100
Total Revenues	83,765	79,509	162,694	152,546

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	15,672	14,842	31,073	29,437
Rental Related Services	9,011	7,139	17,564	13,880
Other	10,718	10,665	21,158	20,205
Total Direct Costs of Rental Operations	35,401	32,646	69,795	63,522
Costs of Sales	7,584	7,525	12,284	13,770
Total Costs of Revenues	42,985	40,171	82,079	77,292
Gross Profit	40,780	39,338	80,615	75,254
Selling and Administrative Expenses	21,163	18,624	42,524	37,246
Income from Operations	19,617	20,714	38,091	38,008
Interest Expense	2,382	1,954	4,555	3,436
Income Before Provision for Income Taxes	17,235	18,760	33,536	34,572
Provision for Income Taxes	6,756	7,354	13,146	13,552
Net Income	$10,479	$11,406	$20,390	$21,020

Earnings Per Share:
Basic	$0.42	$0.47	$0.83	$0.87
Diluted	$0.42	$0.46	$0.81	$0.85
Shares Used in Per Share Calculation:
Basic	24,765	24,340	24,702	24,299
Diluted	25,149	24,742	25,139	24,700

Cash Dividends Declared Per Share	$0.235	$0.230	$0.470	$0.460

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	June 30,	December 31,
(in thousands)	2012	2011

ASSETS
Cash	$340	$1,229
Accounts Receivable, net of allowance for doubtful accounts of $2,200 in 2012 and $1,500 in 2011	86,402	92,671

Rental Equipment, at cost:
Relocatable Modular Buildings	547,248	539,147
Electronic Test Equipment	270,747	258,586
Liquid and Solid Containment Tanks and Boxes	235,022	201,456
	1,053,017	999,189
Less Accumulated Depreciation	(342,099)	(326,043)
Rental Equipment, net	710,918	673,146

Property, Plant and Equipment, net	99,731	94,702
Prepaid Expenses and Other Assets	26,659	17,170
Intangible Assets, net	11,899	12,311
Goodwill	27,700	27,700
Total Assets	$963,649	$918,929

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$308,000	$296,500
Accounts Payable and Accrued Liabilities	64,822	58,854
Deferred Income	28,714	25,067
Deferred Income Taxes, net	214,613	205,366
Total Liabilities	616,149	585,787

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 24,772 shares in 2012 and 24,576 shares in 2011	80,725	74,878
Retained Earnings	266,775	258,264
Total Shareholders’ Equity	347,500	333,142
Total Liabilities and Shareholders’ Equity	$963,649	$918,929

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended June 30,
(in thousands)	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$20,390	$21,020
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	35,339	32,636
Provision for Doubtful Accounts	1,301	825
Non-Cash Stock-Based Compensation	2,077	2,127
Gain on Sale of Used Rental Equipment	(5,968)	(6,496)
Change In:
Accounts Receivable	4,968	(3,167)
Income Taxes Receivable	—	6,131
Prepaid Expenses and Other Assets	(9,489)	(8,821)
Accounts Payable and Accrued Liabilities	3,761	9,887
Deferred Income	3,647	7,191
Deferred Income Taxes	9,247	10,116
Net Cash Provided by Operating Activities	65,273	71,449

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Rental Equipment	(73,281)	(71,160)
Purchase of Property, Plant and Equipment	(8,883)	(10,828)
Proceeds from Sale of Used Rental Equipment	12,206	13,703
Net Cash Used in Investing Activities	(69,958)	(68,285)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Repayments) Under Bank Lines of Credit	11,500	(83,140)
Borrowings Under Private Placement	—	100,000
Principal Payments on Senior Notes	—	(12,000)
Proceeds from the Exercise of Stock Options	3,086	1,770
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	684	696
Payment of Dividends	(11,474)	(11,043)
Net Cash Provided by (Used in) Financing Activities	3,796	(3,717)

Net Decrease in Cash	(889)	(553)
Cash Balance, beginning of period	1,229	990
Cash Balance, end of period	$340	$437

Interest Paid, during the period	$4,616	$2,658
Net Income Taxes Paid (Refunds Received), during the period	$3,216	$(3,598)
Dividends Accrued During the period, not yet paid	$6,057	$5,376
Rental Equipment Acquisition, not yet paid	$9,989	$11,812

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended June 30, 2012
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$19,522	$24,855	$16,012	$—	$60,389
Rental Related Services	6,080	855	4,093	—	11,028
Rental Operations	25,602	25,710	20,105	—	71,417
Sales	2,061	4,524	529	4,716	11,830
Other	117	371	30	—	518
Total Revenues	27,780	30,605	20,664	4,716	83,765

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,485	9,326	2,861	—	15,672
Rental Related Services	5,034	906	3,071	—	9,011
Other	5,706	3,360	1,652	—	10,718
Total Direct Costs of Rental Operations	14,225	13,592	7,584	—	35,401
Costs of Sales	1,531	2,225	382	3,446	7,584
Total Costs of Revenues	15,756	15,817	7,966	3,446	42,985

Gross Profit (Loss)
Rental	10,331	12,169	11,499	—	33,999
Rental Related Services	1,046	(51)	1,022	—	2,017
Rental Operations	11,377	12,118	12,521	—	36,016
Sales	530	2,299	147	1,270	4,246
Other	117	371	30	—	518
Total Gross Profit	12,024	14,788	12,698	1,270	40,780
Selling and Administrative Expenses	8,292	6,409	5,312	1,150	21,163
Income from Operations	$3,732	$8,379	$7,386	$120	19,617
Interest Expense					2,382
Provision for Income taxes					6,756
Net Income					$10,479

Other Information
Average Rental Equipment [1]	$520,569	$265,793	$218,466
Average Rental Equipment on Rent	$342,438	$175,524	$153,580
Average Monthly Total Yield [2]	1.25%	3.12%	2.44%
Average Utilization [3]	65.8%	66.0%	70.3%
Average Monthly Rental Rate [4]	1.90%	4.72%	3.48%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended June 30, 2011
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$19,791	$23,553	$13,774	$—	$57,118
Rental Related Services	5,781	785	2,821	—	9,387
Rental Operations	25,572	24,338	16,595	—	66,505
Sales	4,163	6,421	—	1,905	12,489
Other	107	370	38	—	515
Total Revenues	29,842	31,129	16,633	1,905	79,509

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,430	9,445	1,967	—	14,842
Rental Related Services	4,457	657	2,025	—	7,139
Other	5,987	3,576	1,102	—	10,665
Total Direct Costs of Rental Operations	13,874	13,678	5,094	—	32,646
Costs of Sales	2,892	3,285	—	1,348	7,525
Total Costs of Revenue	16,766	16,963	5,094	1,348	40,171

Gross Profit
Rental	10,374	10,532	10,705	—	31,611
Rental Related Services	1,324	128	796	—	2,248
Rental Operations	11,698	10,660	11,501	—	33,859
Sales	1,271	3,136	—	557	4,964
Other	107	370	38	—	515
Total Gross Profit	13,076	14,166	11,539	557	39,338
Selling and Administrative Expenses	7,842	6,251	3,713	818	18,624
Income (Loss) from Operations	$5,234	$7,915	$7,826	$(261)	20,714
Interest Expense					1,954
Provision for Income taxes					7,354
Net Income					$11,406

Other Information
Average Rental Equipment [1]	$499,984	$255,741	$148,022
Average Rental Equipment on Rent	$337,171	$167,754	$126,937
Average Monthly Total Yield [2]	1.32%	3.07%	3.10%
Average Utilization [3]	67.4%	65.6%	85.8%
Average Monthly Rental Rate [4]	1.96%	4.68%	3.62%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Six Months Ended June 30, 2012

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$39,413	$48,267	$32,229	$—	$119,909
Rental Related Services	12,200	1,684	7,809	—	21,693
Rental Operations	51,613	49,951	40,038	—	141,602
Sales	4,288	10,289	636	4,723	19,936
Other	234	862	60	—	1,156
Total Revenues	56,135	61,102	40,734	4,723	162,694

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	6,959	18,610	5,504	—	31,073
Rental Related Services	9,925	1,749	5,890	—	17,564
Other	11,647	6,599	2,912	—	21,158
Total Direct Costs of Rental Operations	28,531	26,958	14,306	—	69,795
Costs of Sales	3,099	5,302	424	3,459	12,284
Total Costs of Revenue	31,630	32,260	14,730	3,459	82,079

Gross Profit (Loss)
Rental	20,807	23,058	23,813	—	67,678
Rental Related Services	2,275	(65)	1,919	—	4,129
Rental Operations	23,082	22,993	25,732	—	71,807
Sales	1,189	4,987	212	1,264	7,652
Other	234	862	60	—	1,156
Total Gross Profit	24,505	28,842	26,004	1,264	80,615
Selling and Administrative Expenses	16,779	13,105	10,409	2,231	42,524
Income (Loss) from Operations	$7,726	$15,737	$15,595	$(967)	38,091
Interest Expense					4,555
Provision for Income taxes					13,146
Net Income					$20,390

Other Information
Average Rental Equipment [1]	$518,756	$263,324	$209,808
Average Rental Equipment on Rent	$343,333	$173,441	$153,784
Average Monthly Total Yield [2]	1.27%	3.07%	2.56%
Average Utilization [3]	66.2%	65.9%	73.3%
Average Monthly Rental Rate [4]	1.91%	4.66%	3.49%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Six Months Ended June 30, 2011
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$39,566	$45,611	$25,967	$—	$111,144
Rental Related Services	11,321	1,402	5,156	—	17,879
Rental Operations	50,887	47,013	31,123	—	129,023
Sales	8,036	12,334	103	1,950	22,423
Other	205	828	67	—	1,100
Total Revenues	59,128	60,175	31,293	1,950	152,546

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	6,849	18,836	3,752	—	29,437
Rental Related Services	8,673	1,158	4,049	—	13,880
Other	11,390	6,575	2,240	—	20,205
Total Direct Costs of Rental Operations	26,912	26,569	10,041	—	63,522
Costs of Sales	5,787	6,562	75	1,346	13,770
Total Costs of Revenue	32,699	33,131	10,116	1,346	77,292

Gross Profit
Rental	21,327	20,200	19,975	—	61,502
Rental Related Services	2,648	244	1,107	—	3,999
Rental Operations	23,975	20,444	21,082	—	65,501
Sales	2,249	5,772	28	604	8,653
Other	205	828	67	—	1,100
Total Gross Profit	26,429	27,044	21,177	604	75,254
Selling and Administrative Expenses	15,599	12,649	7,317	1,681	37,246
Income (Loss) from Operations	$10,830	$14,395	$13,860	$(1,077)	38,008
Interest Expense					3,436
Provision for Income taxes					13,552
Net Income					$21,020

Other Information
Average Rental Equipment [1]	$498,661	$253,800	$141,141
Average Rental Equipment on Rent	$353,137	$167,771	$120,466
Average Monthly Total Yield [2]	1.32%	3.00%	3.07%
Average Utilization [3]	67.2%	65.3%	85.4%
Average Monthly Rental Rate [4]	1.97%	4.59%	3.59%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available for operations and the performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011	2012	2011
Net Income	$10,479	$11,406	$20,390	$21,020	$48,972	$43,462
Provision for Income Taxes	6,756	7,354	13,146	13,552	31,050	27,224
Interest	2,382	1,954	4,555	3,436	8,725	6,607
Income from Operations	19,617	20,714	38,091	38,008	88,747	77,293
Depreciation and Amortization	17,823	16,462	35,339	32,636	70,098	64,624
Non-Cash Stock-Based Compensation	1,083	1,103	2,077	2,127	5,171	4,268
Adjusted EBITDA [1]	$38,523	$38,279	$75,507	$72,771	$164,016	$146,185

Adjusted EBITDA Margin [2]	46%	48%	46%	48%	46%	46%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2012	2011	2012	2011	2012	2011
Adjusted EBITDA [1]	$38,523	$38,279	$75,507	$72,771	$164,016	$146,185
Interest Paid	(3,545)	(1,323)	(4,616)	(2,658)	(8,835)	(5,826)
Net Income Taxes Paid	(2,017)	(1,469)	(3,216)	(2,533)	(5,334)	(5,908)
Gain on Sale of Used Rental Equipment	(2,895)	(3,441)	(5,968)	(6,496)	(11,916)	(13,479)
Change in certain assets and liabilities:
Accounts Receivable, net	(1,449)	(3,907)	6,269	(2,342)	(7,572)	(9,419)
Prepaid Expenses and Other Assets	(5,333)	(5,878)	(9,489)	(8,821)	(3,894)	(7,039)
Accounts Payable and Other Liabilities	4,836	11,119	3,139	11,367	(1,064)	14,175
Deferred Income	1,658	2,670	3,647	7,191	(2,267)	10,204
Net Cash Provided by Operating Activities	$29,778	$36,050	$65,273	$71,449	$123,134	$128,893

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer